Prospectus

Elderwatch, Inc.

April 18, 2005

957,000 shares of common stock be sold by the registrant as issuer and by current shareholders.

This is the initial public offering of common stock of Elderwatch, Inc. and no public market currently exists for these shares.  Elderwatch, Inc. is offering for sale up to eight hundred thousand shares of its common stock (consisting of a minimum of two hundred thousand shares ($50,000) and a maximum of eight hundred thousand shares ($200,000) at $0.25 per Share) on a "self-underwritten" best efforts basis at a price of $0.25 per share for a period of ninety days from the date of this prospectus and 157,000 shares of common stock of Elderwatch, Inc. by selling shareholders.  There is a minimum subscription of $50,000.  The common stock will be sold through the officers and directors of the Company on a best efforts basis.

Price to Public                 Underwriting Commissions                                                                 Proceeds to Elderwatch

Per Share                                  $ 0.25 per share                           $0                                                  $0.25 per share

Minimum Offering  :                $0.25 per share

         $0

      $50,000

Maximum Offering:

   $0.25 per share

         $0

                     $200,000

We will establish an escrow account and a minimum subscription of $50,000.  Should this amount not be reached all funds will be promptly returned to subscribers without deductions or interest. There is no minimum investment amount a subscriber must make in this offering. Upon achieving the minimum subscription, the proceeds of this offering shall be put to use by Elderwatch, Inc. upon receipt. See “Use of Proceeds” on page 7.

The selling shareholders’ offering is concurrent with the Company’s primary public offering.  The selling shareholders named in this prospectus are offering 157,000 shares of common stock at a fixed stated price of $0.25 until quoted on the OTC Bulletin Board, if ever, and thereafter at the Bulletin Board price. The Company will be offering its shares of common stock to potential subscribers at the price of $0.25 throughout the duration of this Offering.

This investment involves a high degree of risk.  See "Risk Factors" beginning on page 7.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. The SEC has not made

any recommendations that you buy or not buy the shares.   Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

Summary Information……………………………………………………………………………....….3

Risk Factors………………………………………………………………………………………………………5

Use of Proceeds…………………………………………………………………………………….…5

Determination of Offering Price……………………………………………………………………....9

Dilution……………………………………………………………………………………………..…..9

Selling Security Holders………………………………………………………………………………10

Plan of Distribution……………………………………………………..……………………….….…11

Legal Proceedings……………………………………………………………………………………..14

Directors, Executive Officers, Promoters and Control Persons……………….………………..…15

Security Ownership of Certain Beneficial Owners and Management……………………….…...15

Description of Securities ………………………………………………………………………..……16

Disclosure of the Commission Position on the Indemnification

for Securities Act Liabilities………………………………………………………………………......17

Description of Business ……………………………………………………………….……..………..17

Management's Discussion and Analysis or Plan of Operation………………………….……..….23

Description of Property………………………………………………………………………..………25

Certain Relationships and Related Transactions……………………………………………………25

Market for Common Equity and Related Shareholder Matters……………………………....……25

Executive Compensation………………………………………………………………………………25

Financial Statements………………………………………………………………..…………………25

Changes in and Disagreements with Accountants on Accounting

and Financial Disclosure………………………………………………………………………………37

Prospectus Summary

Elderwatch, Inc. ("we", "us", "our" or the "Company") is a corporation formed under the laws of the state of Florida on November 18, 1998.  Our principal offices are located in Sunrise, Florida. Our business objectives are to establish a regular monitoring and visitation service for elderly citizens whether they are living alone, in assisted living facilities or complete-care nursing homes.  This service can be obtained by the elderly themselves or by members of the family that are geographically removed from their family members.  Our purpose is to observe and report on the general conditions of the facility and the resident or patient. Our services will be provided by Elderwatch representatives (“representatives”) that will be trained to fulfill our mandate to “observe and report”.  Our representatives will be derived from retirees, some as young as in their fifties and sixties that would desire and enjoy the opportunity to both augment their income and have something worthwhile to occupy some of their time.  Representatives will be required to accompany Mr. Weiss on several calls to observe first hand how visits are conducted.  Because our mandate is to simply “observe and report” more emphasis will be placed on the selection of potential representatives.  Because we intend to select our representatives from the ranks of the retired we will be paying particular attention to their empathy with the elderly.

On November 18, 1998, we were formed for the purpose of establishing a business that would provide assistance for senior citizens, particularly in Florida, Arizona and California.  We intend to offer regular visits to the elderly in whatever facility in which the elderly are housed, ensuring that they are receiving proper care and attention.  These visits can be had weekly, bi-weekly or monthly with a full report (with a dated photograph available on demand) submitted after each visit to the concerned family.  We believe that the implementation of our services will result in the better treatment for our elderly clients, peace of mind for the family of our clients and financial savings for the clients as a result of our oversight.

We will provide the elderly regular visits, assist in problem solving and endeavor to protect our clients from being victimized.   For elderly in assisted living facilities, we intend to provide a monitoring service that attempt to make certain that the patient/client gets properly dressed, takes medication(s) properly and as scheduled and meals properly provided.  For elderly in nursing homes, we intend to provide a relatively inexpensive service that will check on the patient in the nursing home, making sure that they are kept clean, that their bedding is clean and changed regularly, that their hair is clean and presentable and that they have no complaints of mistreatment. Enhancing our mandate  to observe and report, our visits are randomly scheduled, adding further chances to find sub-standard treatment, if present.  As our visits are random visits, there is no assurance that the service will be successful in attempting to “make certain” that all of the items listed above will be satisfactorily accomplished for their clients. While the cost of the service shall be determined, it is intended to make the service affordable for our clients.  We will provide the elderly regular visits, primarily to “observe and report” and by reporting we will draw attention to any observed deficiencies, report on the patient’s general attitude and frame of mind   For elderly in assisted living facilities, we intend to report on the accommodation and basic assistance, commenting on dress, whether or not they take their medication(s) and satisfaction on their meals.  For elderly in nursing homes, we intend to provide an inexpensive service that will check on the patient in the nursing home, reporting patient cleanliness, condition of their bedding, that their hair is clean and presentable and that they have no complaints of mistreatment.

Elderwatch, Inc. is in the development stage and has had no revenues.  To date, we have not commenced operations.  Since inception, our president has concentrated his efforts on research of the marketplace of our services and preparing our business strategy.  The implementation of our business strategy is reliant on our ability to raise capital in this offering. See “Risk Factors” and “Implementation of the Business Plan”

Name, Address and Telephone Number of Registrant

Elderwatch, Inc.

2881 North Pine Island Road

Sunrise, FL 33322  (954) 741-4157

The Offering

-Price per share offered

$0.25

-Shares of common stock offered by the company

800,000

-Shares of common stock offered by selling shareholders

157,000

-Shares of common stock outstanding after the offering

2,512,000

(assuming all shares are sold)

-Use of proceeds – to fund marketing and exposure of the services offered to the elderly and/or their families.

SUMMARY FINANCIAL INFORMATION

The following is a summary of our financial data contained in this prospectus. This information reflects our operations for the period from January 1, 2004 through December 31, 2004 and balance sheet date to December 31, 2004, are derived from, and are qualified by reference to, our financial statements which have been audited by Jewett Schwartz & Associates , our independent public accountant. The information below should be read in conjunction with our consolidated financial statements and notes included in this prospectus. Our historical operating results are not necessarily indicative of the results of any future period.

Summary Financial information

Balance Sheet Data	As of December 31, 2004
Cash	$1,804
Total current assets	$1,804
Total liabilities	$29,325

Total stockholders’ equity (deficiency)	($27,521)
Total liabilities and stockholders’ equity	$1,804
Net Income (Loss) per Common Share	($0.015)

For the period January 1, 2004 through December 31, 2004, we had no revenues and we incurred expenses of $29,325.

Income Statement Data	From November 18, 1998 (Inception) through December 31, 2004
Deficit accumulated during the development stage	($53,521)
Net Income (Loss) per Common Share	($0.016)

For the period November 18, 1998 (inception) through December 31, 2004, we had no revenues and we incurred expenses of $53,521.

Risk Factors

An investment in our common shares involves a high degree of risk and is subject to many uncertainties. These risks and uncertainties may adversely affect our business, operating results and financial condition. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment. In order to attain an appreciation for these risks and uncertainties, you should read this prospectus in its entirety and consider all of the information and advisements contained in this prospectus, including the following risk factors and uncertainties.

Risks related to our business.

We have had losses since inception and expect such losses to continue for the foreseeable future.

Elderwatch, Inc. has never had any revenues.  Costs were incurred when the business was set up and further costs were incurred as a result of developing marketing data for the services offered.  Once we get into business and sales begin, we still expect to lose money for an indeterminate period of time.  We will record losses until net proceeds from our services exceed our expenses.  Until these net proceeds are realized any and all reserved funds will be used up.  You should consider these facts carefully before investing.  Because we have had losses since inception and expect such losses to continue for the foreseeable future, there is no assurance of when, if ever, we will be profitable and therefore, you could lose your investment, particularly if all reserved funds are depleted and we cease operations.

We do not have  assets and are totally dependent upon the proceeds of this offering.

Through June 30, 2004 , our funding has been limited to $26,000 , an amount we estimate will be adequate  to cover the costs associated with this filing and subsequent amendments.  Our only asset is the concept and business plan and some primary development of marketing data during 1999.  Management estimates that total expenses for the year following the completion of this offering will amount to approximately $100,000 or 50% of the total maximum proceeds from this offering.  We will not have sufficient funds to completely establish and maintain our business plan unless substantially all of the 800,000 common shares are purchased.  Other than the shares offered by this prospectus no other source of capital has been identified or sought after.

If we are not successful in raising sufficient capital through this offering we will be faced with several options:

1.

cease operations and go out of business;

2.

seek after alternative, acceptable sources of capital;

3.

bring  in additional capital that may result in a change of control; or

4.

identify a candidate for acquisition that seeks access to the public marketplace and its sources of financing.

In the event of any of the above circumstances you could lose a substantial part or all of your investment, particularly if we cease operations and go out of business.   There can no assurances that the maximum capital raised in this offering will be sufficient to fund our business plan or that we will be profitable as a result.  Failure to raise sufficient capital or find additional funding would have a material adverse effect on our business, financial condition and operating results and have a material adverse effect on the value of your shares of our common stock.

We are dependent on one director who will not devote full time and attention to our affairs.

Our sole officer and director has recently retired and will devote whatever portion of his time to our affairs as necessary, currently estimated to be no more than two to three hours per week.  Once we are fully funded, he will devote all his time to our business.  If we should lose his services it may hamper our ability to put our business plan into effect and as a result your stock could become worthless.  We will be heavily dependent on our director for the success of our enterprise.  His inability to act for any reason could seriously harm the business and your investment, resulting in a possible loss of profits and decrease or loss in your investment. In the event our sole officer and director is unable to perform services on our behalf, we would need to seek an alternative officer and director.  Any delay or our inability to find such an alternative officer and director may cause us to cease operations and, accordingly, not generate the revenue needed to commence or maintain operations.  As a result, there would be a material adverse effect on our business, financial condition and operating results and have a material adverse effect on the value of your shares of our common stock.

We have no employment agreement with our sole officer and director and there can be no assurance that he will continue to manage our affairs in the future.  Should he encounter health problems or worse, this would result in a very negative effect on our business and cause a corresponding negative effect on your investment.  There are no assurances that we can or will develop another key person to replace our sole officer and director, resulting in an adverse effect on our business and operation in the event of the loss of our sole officer and director.  Loss of our sole office and director will likely have a material adverse effect on our business, financial condition and operating results, all of which may result in a complete loss of your investment.

We are dependent on one officer and director who has no experience in the marketing of our particular service.

The service we offer is an intangible.  Marketing such a service is quite different from selling a physical commodity.  While our director has established a track record in other business endeavors he has never sold or marketed an intangible, including no experience  in the field of elderly care.  Should our director not be able to make the transition it could prevent us from ever being profitable.   The inability of our director to market our services would have a material adverse effect on our business, financial condition and operating results.

Our director and control person owns 36.8 % of our outstanding common stock presuming all the shares of common stock in this offering are sold.

Because our director and control person owns 36.8 % of our outstanding common stock, presuming all the shares of common stock in this offering are sold, they will make and control corporate decisions that may be disadvantageous to other minority shareholders. Mr. Weiss, our sole director and Mr. Salsky, a shareholder with  21.68% of the issued and outstanding shares of common stock, presuming all shares of common stock in this offering are sold and provided they vote in unison, will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Mr. Weiss and Mr. Salsky may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.  Conflicts in corporate decisions may result in the company being unable to make timely business decisions, and, consequently, have a material adverse effect on our business, financial condition and operating results, all of which may result in a complete loss of your investment.

Neither the elderly nor their families may be interested enough to pay for our services.

Most elderly persons are on a fixed income and as a result may feel that they are unable to afford our services.  Families of the elderly may not feel the obligation to check up on their aged parent’s or relative’s welfare.  Like most services we are entirely dependent on someone valuing the service we render enough to justify the expenditure it requires.  Should either group, the families of the elderly or the elderly themselves, decide that they cannot or will not afford our services we would accumulate operating deficits that would eventually cause us to cease operations.  Please consider these points carefully when thinking of investing.  Such a failure to accept our services may materially and adversely affect our business, financial condition and results of operations and result in decreased or negligible revenues, which, in turn, may result in the entire loss of your investment, particularly if we cease operations.

Risks relating to the securities market

Our common stock has no market; there is no liquidity and resale of your shares may be difficult.

There is presently no demand for the common stock of our company.  There is presently no public market in the shares. While we intend to apply for a quotation on the Over the Counter Bulletin Board, we cannot guarantee that our application will be approved and our stock listed and quoted for sale. Should our application be approved, the trading market price of our common stock may decline below the price at which it was sold.  If a market should develop, the price may be highly volatile. In addition, an active public market for our common stock may not develop or be sustained, resulting in a loss on your investment. If selling stockholders sell all or substantial amounts of their common stock in the public market (see "Selling Stockholders"), the market price of our common stock could fall.   There are no restrictions on our selling shareholders, and, therefore, any large sale of our common stock the value of the remaining shares of common stock held by other investors could be substantially reduced, resulting in a loss on their investment.

The selling shareholders are offering 157,000 shares of our common stock through this prospectus. The selling shareholders may only sell at the offering price of $.25 per share until the shares are quoted on the OTC Bulletin Board.

Additionally,  failure to generate demand for our common stock may mean your common stock, while it may have value, will not be liquid and may be difficult, if not impossible, to resell.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  You should not place too much reliance on these forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

Sale of Issuer Stock Offered:

100% 50% 25%

Gross Proceeds $200,000 $100,000 $50,000

Use of proceeds:

Start up costs (office equipment,
Telephone system, computers
software) 30,000 30,000 5,000

Advertising and Public Relations* 120,000 60,000 45,000

Working Capital 50,000 10,000 -0-

Total Use of Proceeds $ 200,000 $100,000 $50,000

**The proceeds of this Offering will not be used to compensate Representatives.  Representatives will be compensated from generated revenue.

*  Advertising and public relations costs include, but is not limited to, costs associated with print advertising in churches or synagogue bulletins and advertisements in distribution pamphlets produced by  civic groups along with associations for the elderly in retirement markets and costs associates with public relations through activities and informational programs for religious and civic organizations. Specifically:

Advertising:  Elderwatch intends to advertise regularly in the AARP magazine and Bulletin as well as religious publications and related newspapers.

Public Relations:  Elderwatch intends to conduct a direct mail campaign directed at social groups in the northern sector of the country.  Due to Florida being our first area of operations these efforts will be limited to the northeastern quarter of the country.  Each mailing will contain a brochure outlining our service and indicating that we would be available to visit with golden age clubs and seniors groups at churches and synagogues.

Prior to visiting these areas, we will send brochures and a media pack (followed by telephone contact) to newspapers, radio and TV outlets stating that we are available for interviews regarding the service(s) that we have to offer.

As the three scenarios above indicate:

 -We will not have sufficient funds to commence operations unless substantially all of the 800,000 common     shares being offered by us are purchased.

-If we only sell 400,000 common shares, our start up costs our start up costs would remain the same but our advertising, public relations and working capital would be reduced.

-If we sell only 200,000 of our common shares we would have no working capital to deal with unanticipated expenses and contingencies, we would be forced to operate out of the residence of our sole officer and director and all advertising would be eliminated and all promotion money would be spent on attempting to get free media exposure through PR.

Funds to cover the expenses incurred or (expected) relating to this Registration Statement have been raised and are reserved against this expense.  Specifically, $5,000 in legal expenses and consulting fees, $2,500 in accounting fees, $56.00 in registration fees, and $4,000 in Edgar filing and Printing (totaling $11,556) have been paid.  The remaining sums owed ($10,000 in legal expenses, $1,244 in registration fees and blue sky fees) have been personally guaranteed payment by our sole director and President, Allan Weiss.

To date, Mr. Weiss has made cash advances of approximately $11,000.  If the total offering is subscribed to Mr. Weiss will be repaid out of funds reserved as working capital.  Should the maximum offering not be subscribed to Mr. Weiss has agreed to convert any amount(s) due to him to common stock.

Determination of Offering Price

The offering price of this issue was set in a purely arbitrary manner.  We determined the amount of money needed to start the business, added a contingency amount, allowed for printing costs and possible commissions if a broker/dealer should become involved with the sale to the public of this issue.  We also took into account the resultant number of shares in the "float", i.e. the number of shares available to be traded.  The final consideration was the perceived market capitalization (the theoretical total worth of the shares of Elderwatch, Inc. if they were all sold at a specific price at the same time).

Dilution

 Elderwatch, Inc., prior to this offering has 1,712,000 shares of stock issued and outstanding. 157,000 shares of this amount are being qualified for sale by present shareholders as part of this registration statement.

The following table illustrates the difference between the price paid by present shareholders and the price to be paid by subscribers to this offering.

	Price Paid	Percentage of Consideration (50% Subscription)	Percentage of Consideration (100% Subscription)	Percentage of Shares Held (50% Subscription)	Percentage of Shares Held (100% Subscription)
Present Shareholders	$0.0146	17.97	09.87	79.03	65.33
Investors in This Offering	$0.25	82.03	90.13	20.97	34.67

The following table will show the net tangible value of the shares before and after shares are subscribed in this offering.

		Before Offering	After 50% of Offering	After 100% of Offering
Net tangible book value	$	($(0.016)	$0.034	$0.069
Increase in net tangible book value		NA	$0.018	$0.053
Dilution factor		NA	$0.232	$0.197

The above table indicates that the net tangible book value of Elderwatch is a deficit of ($.016) cents. If half of this offering is subscribed to, you would lose 23.2 cents value of the 25 cents you paid. If all of the offering were completed you would still lose 19.7 cents of the 25 cents you invested.

Selling security holders

The selling shareholders named in this prospectus are offering all of the 157,000 shares of common stock offered through this prospectus.  These  shares  were  acquired from us in a company offered private  placement  in June, 2003 that  was exempt  from  registration under the Securities  Act  of 1933.  None of our selling share holders are broker-dealers or have any affiliation with any broker dealers, our company or our management.

The following are the shareholders for whose accounts the shares are being offered; the amount of securities owned by such shareholder prior to this offering; the amount to be offered for such shareholder's account; and the amount to be owned by such shareholder following completion of the offering:

Name	Position with Company	Number of Shares Owned	Number of Shares Offered	No. of Shares After Sale	P Percent After Sale
Claudel Juman	None	10,000	10,000	-0-	0%
Michael R. Kerster	None	10,000	10,000	-0-	0%
Darcy Lard	None	2,000	2,000	-0-	0%
Lisa Hutcheson	None	2,000	2,000	-0-	0%
Hank Olson	None	2,000	2,000	-0-	0%
Patricia Weed	None	2,000	2,000	-0-	0%
Mark Weed	None	2,000	2,000	-0-	0%
Cynthia Weed	None	2,000	2,000	-0-	0%
John Bauska	None	2,000	2,000	-0-	0%
Timothy Wong	None	5,000	5,000	-0-	0%
Beverly McCrery	None	3,000	3,000	-0--	0%
Fred McCrery	None	6,000	6,000	-0-	0%
Anne L. Scudder	None	3,000	3,000	-0-	0%
Dennis R. Scudder	None	3,000	3,000	-0-	0%
Debbie Whitlock	None	3,000	3,000	-0-	0%
Rachael Hodyno	None	10,000	10,000	-0-	0%
Rebecca Kerster	None	10,000	10,000	-0-	0%
Fred R. McCrery Jr.	None	3,000	3,000	-0-	0%
Jean Kuykendal	None	3,000	3,000	-0-	0%
Clive Benjafield	None	1,000	1,000	-0-	0%
Walter Hodyno	None	5,000	5,000	-0-	0%
Stephen Mitchell	None	1,000	1,000	-0-	0%
Yvonne Calasanti	None	5,000	5,000	-0-	0%
Andrew Cleminson	None	1,000	1,000	-0-	0%
Linda S. Segal	None	1,000	1,000	-0-	0%
Mary E. Paddon	None	1,000	1,000	-0-	0%
David S. Hart	None	1,000	1,000	-0-	0%
Bruce J. Kerster	None	10,000	10,000	-0-	0%
Kennedy Kerster	None	10,000	10,000	-0-	0%
Lawson M. Kerster	None	40,000	40,000	-0-	0%

Shareholders Darcy Lard, Mark, Patricia and Cynthia Weed, Lisa Hutcheson and Hank Olson are all residents of Montana and were referred by shareholder John Bauska, a friend of the Company’s president.

Fred McCreery Sr. and Jr., Dennis and Anne Scudder, Debbie Whitlock and Jean Kuykendal are all residents of Georgia and were referred by shareholder John Bauska.

Kennedy, Michael, Bruce and Rebecca Kerster and Rachael Hodyno are the five children of shareholder Lawson Kerster, friend of the Company’s president.

Claudel Juman and Walter Hodyno are in-laws of Lawson Kerster.

Timothy Wong, Yvonne Calasanti, Steven Mitchell, Clive Benjafield, Andrew Cleminson, Linda Siegal, Mary Paddon, David Hart, John Azzolini and Ralph Biggar are friends of the Company’s president.

Plan of Distribution

General

We will attempt to sell a maximum of 800,000 shares of our common stock to the public on a “self underwritten” basis. The Company must receive a minimum of subscriptions for 200,000 shares or $50,000.  The Company shall have the initial subscriptions placed in a non-interest bearing escrow account until such minimum subscriptions are reached or, in the event the minimum subscriptions are not reached, returned to the investors. There can be no assurance that any of these shares will be sold. Our gross proceeds will be $200,000 if all the shares offered are sold. The termination date of this offering, both for the minimum and any amount in addition to the minimum shall be ninety days from the date of this prospectus. Neither we nor our officer or director nor any other person, will pay commissions or other fees, directly or indirectly, to any person or firm in connection with solicitation of the sales of the shares.

This is a self-underwritten offering.  This prospectus is part of a registration statement that permits the officers and directors of Elderwatch, Inc. to sell directly to the public, with no commission or other remuneration payable.  At the discretion of the Board of Directors an underwriting contract may be entered into with one or more broker/dealers on a "best efforts" or firm-commitment basis. In this case, commissions and expenses within the guidelines of the NASD would be negotiated.  We will be required to halt sales and file a post-effective amendment to this prospectus outlining the payment to the broker/dealer(s).  There are no plans or arrangements to enter a contract to sell with a broker/dealer.

Management has plans to buy shares of common stock in this offering.  However, no subscription by a member of management will be accepted for or credited to the minimum subscription amount.

No public market currently exists for shares of our common stock.  We intend to apply to have its shares traded on the Over-the-Counter Bulletin Board.

Our sole director and President, Allan Weiss will be the only person authorized to offer the securities on our behalf and will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Mr. Weiss will not be

-subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation: and

-will not be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

-will not at the time of his participation an associated person of a broker or dealer;

-Meets the conditions of paragraph Rule 3a4-1(a)(4)(ii) of the Act in that the person offering securities will have substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and the associated person was not a broker or denier, or an associated person of a broker or dealer, within the preceding 2 months; and the associated person does not participate in selling all offering of securities for any issuer more than once every 12 months.

The offerings by us and the offering by our selling shareholders will be held concurrently and the price will be the same for both offerings.

The Escrow Account

We have established an escrow account with our attorney, Joseph I. Emas (who will act as Escrow Agent), wherein funds will be held until such time as the minimum offering amount of 200,000 shares of our common stock at a price of $0.25 per share has been subscribed for. Prior to the completion of the minimum offering, subscribers shall have their payments deposited into the Escrow Agent’s non-interest bearing attorney’s account. If we do not complete the minimum offering within 90 days from the effective date of this prospectus, the Escrow Agent shall forthwith promptly return each subscriber’s respective subscription funds. If we complete the minimum offering within 90 days from the effective date of this prospectus and provide the Escrow Agent with certificates representing shares of common stock subscribed for by the subscribers, the Escrow Agent shall forthwith release the subscription funds to us.

Plan of Distribution for the Selling Shareholders.

The cost of the Offering and the cost of the offering expenses to be paid by the Company, on behalf of the selling shareholders is estimated at a total of $22,800 and will be paid by the Company.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

   1.  On such public markets or exchanges as the common stock may  from time to time be trading;

   2. In privately negotiated transactions;

   3. Through the writing of options on the common stock; or

   4. In any combination of these methods of distribution.

The  shares  may  also  be sold in compliance with  the  Securities  and Exchange Commission's Rule 144.

The selling shareholders are required to sell our shares at  $0.25 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

The  selling shareholders may also sell their shares directly to  market makers acting as principals or brokers or dealers, who may act as  agent or  acquire  the  common  stock as a principal.  Any  broker  or  dealer participating  in  such transactions as agent may receive  a  commission from  the  selling  shareholders, or, if  they  act  as  agent  for  the purchaser  of  such  common  stock, from  such  purchaser.  The  selling shareholders will likely pay the usual and customary brokerage fees  for such   services.  Brokers  or  dealers  may  agree  with   the   selling shareholders to sell a specified number of shares at a stipulated  price per  share and, to the extent such broker or dealer is unable to  do  so acting as agent for the selling shareholders, to purchase, as principal,  any  unsold  shares  at  the price required to  fulfill  the  respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers  who  acquire  shares as principals may thereafter  resell  such shares  from time to time in transactions in a market or on an exchange, in  negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales  may pay or receive commissions to or from the purchasers of  such shares. These transactions may involve cross and block transactions that may  involve  sales  to  and  through  other  brokers  or  dealers.   If applicable,  the selling shareholders may distribute shares  to  one  or more of their partners who are unaffiliated with us.  Such partners may, in  turn,  distribute such shares as described above. We can provide  no assurance  that all or any of the common stock offered will be  sold  by the selling shareholders.

In connection with distributions of the shares, the selling stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholders also may sell the shares short and deliver the shares to close out such short positions. The selling stockholders also may enter into options or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, which may then resell or otherwise transfer such shares. The selling stockholders also may loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

If our  selling  shareholders enter into arrangements with  brokers  or dealers,  as  described above, we are obligated to file a post-effective amendment  to  this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

We are bearing all costs relating to the registration of  the common stock, including those costs incurred on behalf of the selling shareholders.   The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of their shares.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock.  In  particular, during such times  as  the  selling shareholders may be deemed to be engaged in a distribution of the common stock,  and  therefore  be considered to be an  underwriter,  they  must comply with applicable law and may, among other things:

   1.  Not engage in any stabilization activities in connection with our common stock;

   2.   Furnish each broker or dealer through which common stock may  be offered,  such copies of this prospectus, as amended from time to  time, as may be required by such broker or dealer; and

  3.  Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934, as amended.

Dealer Prospectus Delivery Obligation

Until 90 days from the date of this offering, April 18, 2005), dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny  stocks are generally equity securities with a price of less  than $5.00  (other than securities registered on certain national  securities exchanges  or  quoted on the Nasdaq system, provided that current  price and  volume  information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to  sell the  stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act.  The shares will remain penny stock for the foreseeable future.  The classification of  penny  stock makes  it  more difficult for a broker-dealer to sell the stock  into  a secondary  market,  which makes it more difficult  for  a  purchaser  to liquidate  his  or  her investment.  Any broker-dealer  engaged  by  the purchaser  for  the  purpose of selling his  or  her  shares  in  us  will  be subject to rules 15g-1 through  15g-10  of  the Securities and Exchange Act.  Rather than creating a need to comply with those  rules, some broker-dealers will refuse to attempt to  sell  penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a  penny  stock  not  otherwise  exempt  from  those  rules,  deliver  a standardized risk disclosure document prepared by the Commission, which:

   -     contains a description of the nature and level of risk in  the market for penny stocks in both public offerings and secondary trading;

   -    contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of  the Securities Act of 1934, as amended;

   -    contains a brief, clear, narrative description of a dealer market, including "bid" and "ask"  prices for penny stocks and the significance of the spread between the bid and ask price;

   -    contains a toll-free telephone number for inquiries on disciplinary actions;

   -     defines significant  terms in the disclosure document or in the conduct of trading penny stocks; and

   -     contains such other information and is in such form  (including language, type, size, and format)  as the Securities and  Exchange Commission shall require by rule or regulation;

The  broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

   -    with bid and offer quotations for the penny stock;

   -    the compensation of the broker-dealer and its salesperson in the transaction;

   -    the number of shares to which such bid and ask prices apply, or

   -    other comparable information relating to the depth and liquidity of  the market for such stock; and

   -    monthly account statements showing the market value of each penny stock held in the customer's  account.

In  addition, the penny stock rules require that prior to a  transaction in  a  penny  stock not otherwise exempt from those rules;  the  broker-dealer must make a special written determination that the penny stock is a  suitable  investment  for the purchaser and receive  the  purchaser's written acknowledgment of the receipt of a risk disclosure statement,  a written  agreement to transactions involving penny stocks, and a  signed and  dated  copy  of a written suitability statement.  These disclosure requirements  will have the effect of reducing the trading  activity  in the  secondary market for our stock because it will be subject to  these penny  stock rules. Therefore, stockholders may have difficulty selling those securities.

The offerings by us and the offering by our selling shareholders will be held concurrently and the price will be the same for both offerings.

Terms of the Offering

The selling shareholders’ offering is concurrent with the Company’s primary public offering.  The selling shareholders named in this prospectus are offering 157,000 shares of common stock at a fixed stated price of $0.25 until quoted on the OTC Bulletin Board, if ever, and thereafter at the Bulletin Board price.

The completion of the offering is subject to the Company receiving minimum aggregate subscriptions for 200,000 shares of common stock in the capital of the Company at a price of $0.25 for gross proceeds of $50,000.  In connection with the Offering, an escrow fund has been established to secure investors’ funds until the earlier of the completion of the Minimum Offering of 200,000 shares or the termination of the Offering on the date that is ninety (90) days from the date of this prospectus.  The maximum offering is 800,000 shares of common stock in the capital of the Company at a price of $0.25 for gross proceeds of $200,000.  The Offering will terminate (i) once all subscriptions for the maximum offering are received and accepted or (ii) 90 days from the date of this prospectus.

Blue Sky

The company intends to sell the common stock in Florida.

The selling shareholders intend to sell their common stock in Georgia and Florida.

The company will register the common stock for sale in Georgia and Florida or rely on an exemption from state registration.  No shares of common stock have been registered as of this date.

Legal Proceedings

We are not aware of any legal proceedings that have been or are currently being undertaken for or against Elderwatch, Inc. or is any contemplated.

Directors, executive officers, promoters and control persons.

The directors and executive officers currently serving Elderwatch, Inc. are as follows:

Name

Age

Positions Held and Tenure

Allan Weiss

 65

President and director since

November 1998

Secretary/Treasurer/ Principal Accounting Officer since November 2002*

*Gerry Salsky, a founding stockholder and Secretary/Treasurer since inception resigned from the board in November 2002.

The director named above will serve until the first annual meeting of Elderwatch, Inc. stockholders.  Thereafter directors will be elected for one-year terms at the annual stockholders' meeting.  Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement, of which none currently exists or is contemplated.  There is no arrangement or understanding between the director and officer of Elderwatch, Inc. and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

Biographical information

Allan Weiss

Mr. Weiss, aged 65, has been in semi-retirement for the past several years

From January 1995 to the present he has acted as a consultant to several clothing manufacturers in Canada and the United States while residing in Florida.

Mr. Weiss is not involved with any other development stage companies.

From 1979 through 1994 he was the sole shareholder and president of Pret a Portrait Ltd. a design and marketing firm involved in the clothing industry in Montreal, Quebec and also was involved with the importation and manufacture of women’s and children’s clothing.  .

From 1973 through 1977 Mr. Weiss was president of Rallan Industries Inc., Vancouver, BC, a firm that manufactured and distributed chemical products.  During that same period of time he also served as sole proprietor of Airway Carpet Service, specializing in serving the airline industry.

From 1960 to 1973 Mr. Weiss was a partner in Myra Juniors, a Montreal based dress manufacturer.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the date of this registration statement, the number of shares of common stock owned of record and beneficially by executive officers, directors and persons who hold 5.0% or more of the outstanding common stock of Elderwatch, Inc.  Also included are the shares held by all executive officers and directors as a group.

Number of

Percent of

Shares Owned

 Name and Address

Beneficially*

Class Owned*

Allan Weiss** 850,000 56.04
2881 North Pine Island Road
Building 65, Suite 203
Sunrise, FL 33322

Gerry Salsky 500,000 33.20
88 Whitehorn Crescent
North York, Ontario
Canada M2J 3B2

All directors and executive
Officers as a group (one person) 850,000 56.04%

*Based on 1,507,000 shares of common stock issued and outstanding.

**The person listed is the sole officer and director of Elderwatch, Inc.

In the event all the shares of common stock are sold in this offering, Messrs. Weiss and Saisky would have a combined total of 1,350,000 of the 2,307,000 shares of common stock issued and outstanding, or 58.5%.

Conflicts of Interest

Our officer and director will only initially devote a small portion of his time to the affairs of Elderwatch, Inc. currently estimated to be no more than two to three hours per week.  There will be occasions when the time requirements of the business conflict with the demands of his other business and investment activities and we may need to employ additional personnel.  If this happens, we cannot be sure that good people will be available and if they are available, we can get them at a price we can afford.

There is no procedure in place, which would allow our sole director to resolve potential conflicts in an arms-length fashion.  We must rely on him to use his discretion to resolve these conflicts.

Description of securities

Common stock.

The Articles of Incorporation of Elderwatch, Inc. authorize the issuance of 100,000,000 shares of common stock.  Each holder of record of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote.  The Articles of Incorporation do not permit cumulative voting for the election of directors.

Holders of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds.   In the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, the net assets available to stockholders after distribution is made to the preferred shareholders, if any.

Holders of common stock have no preemptive, conversion or redemptive rights.  All of the issued and outstanding shares of common stock are, and all un-issued shares when issued will be duly authorized, validly issued, fully paid, and non assessable.  If additional shares of Elderwatch, Inc. common stock are issued, the relative interests of then existing stockholders may be diluted.

Preferred Stock

The Articles of Incorporation of Elderwatch, Inc. authorize the issuance of 10,000,000 shares of preferred stock, $.0001 par value. The Board of Directors is authorized to issue preferred shares from time to time in series and is further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as common stock.  No preferred stock has been issued.

Interests of Named Experts and Counsel

The validity of the common stock offered hereby will be passed upon for us by our independent legal counsel, Joseph I. Emas, Esq., 1224 Washington Avenue, Miami Beach, Florida.

Our financial statements included in this prospectus have been audited by Jewett Schwartz & Associates, our independent public accountant, as stated in the auditors report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Transfer Agent

Elderwatch, Inc. is currently serving as its own transfer agent, and plans to continue to serve in that capacity until such time as management believes it is necessary or appropriate to employ an independent transfer agent in order to facilitate the creation of a public trading market for its securities.  Should Elderwatch, Inc. securities be quoted on any exchange or OTC quotation system or application is made to have the securities quoted, an independent transfer agent will be appointed.

Indemnification of Officers and Directors

As permitted by Florida law, Elderwatch, Inc.'s Articles of Incorporation provide that Elderwatch, Inc. will indemnify its directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers, unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.

Exclusion of Liabilities

Pursuant to the laws of the State of Florida, Elderwatch, Inc.'s Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of the Florida Uniform Commercial Code or any transaction from which a director receives an improper personal benefit.  This exclusion of liability does not limit any right, which a director may have to be indemnified, and does not affect any director's liability under federal or applicable state securities laws.

Disclosure of Commission position on indemnification for Securities Act liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Elderwatch, Inc. pursuant to provisions of the State of Florida, Elderwatch, Inc. has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Organization within the last five years

Elderwatch, Inc. was incorporated in the State of Florida on November 18, 1998 and is in the early stages of development.  From inception the only activities of Elderwatch, Inc. have been the development of its business plan, some development if  marketing data. and the preparation for this registration statement.  We have no revenues nor do we have any expectation of revenues until the completion of this offering and the commencement of business.  There is no assurance of when, if ever, Elderwatch, Inc. will realize any revenues.

Description of business

To date, Elderwatch, Inc. is dormant.

On November 18, 1998 Elderwatch, Inc. was formed after research indicated to our president and director that there was a need for the services offered by our company.  Management believes that thousands and thousands of retired and elderly migrate to the three main retirement areas of the United States, Florida, Arizona and California.

Both prior to November 18, 1998, our date of incorporation and after incorporation, our president and director conducted numerous interviews with elderly individuals, their families and researched countless articles relating to the services we intend to offer.  In addition, our president and director, through consultations and observations with the elderly and their families developed a strategy and marketing data to assist in pricing and marketing the services to be offered.

Anecdotal evidence: Allan Weiss, our President gathered data by interviewing medical professionals as to what information would be qualified to receive and relay to the interested parties.  He also contacted the A.A.R.P to seek their advice and to enquire as to the existence of this type of service.  At the time he talked with them they informed him that to the best of their knowledge there was no organization or concern providing the services that we Inc. will offer.  Mr. Weiss himself lives in a retirement community.  Over the years he has discussed with many elderly couples and their visiting loved ones, taking note of their concerns and adding these conversations to his core of background knowledge as the concept began to take shape and eventually mature.  Mr. Weiss has contacted by telephone several Ministers and Rabbis throughout the north eastern quadrant, discussing retirees that have moved away to warm climates (the vast majority to Florida) and the concerns of their families left behind.

Management believes that, in many cases one or both of the retirees to whom we focus our services  become sick or one of the partners passes on leaving a survivor to go on with life.  We presume, and our anecdotal evidence substantiates, as he or she grows older, they will need help to cope with everyday tasks.  Some will have help come in to their present accommodation.  Some will go into an assisted living facility and some will spend their final days in a full-care nursing home.  Some, due to economic circumstances, will be forced to be near to their children whose help will be essential to them.

Of the couples or widowed survivors that remain on their own, we believe they will need some sort of assistance.  In addition, we believe that their families will be concerned about their elderly parent(s) welfare.  Presumably, for many families, the cost to such families of traveling to visit their parents frequently is prohibitive.  However, our services can augment less frequent visits at, what management believes, is an affordable price.

Elderwatch does not pretend to replace all of these visits.  We offer regular visits to whatever facility in which the elderly are housed, ensuring that they are receiving proper care and attention.  These visits can be had weekly, bi-weekly or monthly with a full report (with a dated photograph available on demand) submitted after each visit to the concerned family.  We presume that the results will be better treatment for the elderly and peace of mind for the family in a cost effective manner.

There are two basic types of nursing homes: private and publicly owned.  Some private homes take State-paid or State-subsidized patients.  Some do not.

Our Markets

Our business plan calls for three main markets: Florida, California and Arizona.  Our first operation will be in the state of Florida. Management believes that, based on anecdotal evidence, that we can become established rapidly in Florida since we believe that retirement homes and communities in Florida will be more receptive to our services.

In each of the states mentioned we see three separate needs that we will attempt to fill:

-Elderly living independently

-Elderly in assisted living facilities

-Elderly in nursing homes

We have incorporated the Company, done considerable compiling of news paper articles concerning the elderly, talked to over one hundred retirees (friends, acquaintances and strangers) concerning their expectations, fears and family.  From this we concluded that there was and is an important niche to be filled and a large market for our services.

Florida was selected as our first operation for the following reasons:

1)

Mr. Weiss, our President is a resident of the State of Florida:

2)

Florida has the highest concentration of retirees in the United States;

3)

It would be considerably more expensive to initially establish the business in California or Arizona.

While office space is roughly the same price in Arizona as in Florida, prices in California are considerably higher in the areas where retirees are concentrated.  These same retirees are spread over a much larger geographical area than in Florida.  Transportation costs from our location in Florida to those western states would be too expensive until we have established a solid base and substantial cash flow in Florida.

The State of Florida has gone out of its way to attract retirees to their State.  Florida has at least two agencies devoted exclusively to the elderly and retired: The Department of Elder Affairs the Division of Retirement of the Department of Management Services.

People over sixty years of age constitute 23% of Florida’s population of over 17,000,000, a far greater percentage than any other state.  This equates to about 4,000,000 elders.  A great deal of attention is paid to the needs and requirements of the elderly.  Florida assesses no tax on the first $25,000 of assessed value of a home, a measure designed for the retired.  Florida’s Consumer Protection Branch keeps a watchful eye out for those who might prey on the older population.

Elderly living independently

Our anecdotal research has indicated that one of the great problems facing elderly people who are physically and mentally able to cope with living independently is loneliness.  In many cases they simply outlive their friends and acquaintances and find themselves alone.  Our service will provide them with regular visits.  We will assist in problem solving and endeavor to protect our clients from being victimized in cases an elderly person can be at a disadvantage.   We cannot guarantee that we will prevent victimization or abuse of the elderly in our care, and we intend to disclaim all liability in that regard in any service contract that we may use. We presume that regular visits will allow additional oversight into the client’s day-to-day activities and such additional oversight will discourage potential abuse by a perpetrator who realizes that we can become aware of any improper actions.  Our regular visits will also provide our clients with very important social contact on a regular basis.  Our research has revealed that just sitting down for a cup of tea or coffee with a visitor is an important highlight.  In many cases the elderly themselves – not their families - will retain us.

Our market research has been driven by a combination of personal conversations with the elderly and their relatives and by absorbing and collecting stories in the Florida media.  The area surrounding our main place of business in the City of Sunrise, Florida contains thousands of retirees living in a variety of facilities.  Almost every week, in-depth articles are published in the Florida press dealing not only with the abuses found in senior care facilities but sociological studies on the effects of living alone, in assisted care facilities and nursing homes. Advertisements were published in Boston and Long Island newspapers and the results evaluated.  Telephone conversations with several ministers and rabbis in New York and New Jersey indicated that there were people in their congregations that might be interested in the services we plan to offer and agreed to consider posting our information on their bulletin boards.

Elderly in assisted living facilities

Assisted living facilities provide the elderly with accommodation and basic assistance, making certain that they get properly dressed, take their medication(s) and providing two or three meals a day.  Often the facility will permit the client to bring their own furniture and incidentals so that they are more comfortable with the surroundings.  Our anecdotal research indicates that most facilities have social gatherings for those able and inclined to participate but there is no one, generally, except the client’s immediate family, to make sure the client is receiving the care and attention that they are paying for.

Our representatives will make regular visits.  He or she will spend time enquiring as to how the client is being treated; what his or her complaints are; and when warranted reporting to the family.  We will also take a date-stamped picture, keep it on file and send it to the family on request.

Elderly in nursing homes

In our anecdotal research, we experienced greatest concerns regarding the elderly in nursing homes.  It is in the nursing home that the elderly is most helpless.  Weakened physically and in many cases mentally, they are at the complete reliance on the facility and their employees.   What we offer is an inexpensive service that will check on the patient in the nursing home, making sure that they are kept clean, that their bedding is clean and changed regularly, that their hair is clean and presentable and that they have no complaints of mistreatment.  It is our intention to be a source of information for the client’s family, supplying a full report after each visit.

Our representatives

Our research indicates that recruiting representatives may be the simplest and most straightforward segment of our business.  In Florida, for example, there are thousands of retirees, some as young as in their fifties and sixties that would desire and enjoy the opportunity to both augment their income and have something worthwhile to occupy some of their time.  We believe we can recruit such representatives through the same church, synagogue and civic groups’ bulletins along with informational flyers from associations for the elderly in retirement markets as we advertise our services.  These recruitment advertisements will provide our contact information.  Once a potential representative is contacted, we shall qualify such representative by conducting a through background search.  While we cannot insure that such background check will provide all the relevant data, our spot checks will assist in re-qualifying all representatives through their performance.    Both men and women would be contracted with and paid on a per visit schedule as independent contractors.  Proof of the visit would be completion of a report and the date stamped photo.  Management plans on using spot checks to ensure quality of service.

Representatives will be required to accompany Mr. Weiss on several calls to observe first hand how visits are conducted.  Because our mandate is to simply “observe and report” more emphasis will be placed on the selection of potential representatives.  Because we intend to select our representatives from the ranks of the retired we will be paying particular attention to their empathy with the elderly.

Revenues

Our tentative fee schedule reads as follows:

a)

Gold Service (once a week visits)

$40.00

b)

Silver Service  (once every two week visits)

$45.00

c)

Regular Service (once every three weeks)

$50.00

d)

Platinum Service (custom designed)

negotiated price

The fees charged are based on the frequency of visits.  Accordingly, the greater the number of visits, the less the cost per visit.  For example, a regular cost of $50.00 for a visit is reduced to $40.00 per visit for weekly scheduled visitations.

The fee schedule is based on the anecdotal research conducted by our director and is reflecting of what we believe the market will accept initially.  This fee schedule is subject to adjustment as we expand our client base.

The services provided will vary based on the type of institution in which the client resides.  Clients bedridden in nursing homes will have different items checked that fairly self-sufficient people in assisted living facilities. For example, our representatives will look for the condition of the patient and the facility as to cleanliness in a nursing home.  An impression of the general demeanor of the client/patient and there ability to talk and converse with the Elderwatch rep will be noted.  In an assisted living situation the client would be asked if the meals were sufficient and on time.  Was there someone to make certain that medications were available and taken on time?  Where there any complaints regarding the staff and their treatment?

Each type of institution will have a check list for the representative to complete along with procuring a date-stamped picture. This check list will be revised based on initial results as well as the response we receive from our client’s families.  (See “Exhibit 99.4”)

We estimate that the independent contractors that act as our representatives will receive a percentage of the fees as paid.  Management has not determined the amount of the percentage at this time.  As we recruit and negotiate with representatives, management will determine if a standard or negotiated percentage will be appropriate.  In addition, since management hopes to recruit representatives who are geographically near potential clients, this will eliminate any need to reimburse representatives for travel costs and travel time.

Thus, representatives will be responsible for travel costs and travel time and management will require that they disclaim any agency relationship with the company during such travel.

We will require automatic checking or credit card authorization for payment.

We are endeavoring to accomplish what every other business seeks – a selling price for our service that will attract volume and at the same time pay for overhead and show a reasonable profit.  We have no plans to raise or lower rates on an individual basis.  We have established a fee schedule that we believe is affordable to the vast majority of our target market.  Because we are unique, to the best of our knowledge, and there is no one else offering this service, our rates will be adjusted, if desired, after we have operated for some period of time

Marketing, advertising and public relations

Our research and marketing data has led us to the conclusion that simple radio, television and print advertising is prohibitively expensive with limited returns.  “Establishing the brand” is a long and expensive procedure.  We have found that contact with churches, synagogues and civic groups along with associations for the elderly in retirement markets and back where the family lives is a very effective method of attracting clients.  Interviews by local media have also shown good results.  We believe that the above methods can be successful and cost effective.

Specifically:

Advertising:  Elderwatch intends to advertise regularly in the AARP magazine and Bulletin as well as religious publications and related newspapers.

Public Relations:  Elderwatch intends to conduct a direct mail campaign directed at social groups in the northern sector of the country.  Due to Florida being our first area of operations these efforts will be limited to the northeastern quarter of the country.  Each mailing will contain a brochure outlining our service and indicating that we would be available to visit with golden age clubs and seniors groups at churches and synagogues.

Prior to visiting these areas, we will send brochures and a media pack (followed by telephone contact) to newspapers, radio and TV outlets stating that we are available for interviews regarding the service(s) that we have to offer.

Implementation of the Business Plan

Milestones

The following criteria for the milestones are based on estimates derived from the anecdotal research and marketing data accumulated by our director.  They are estimates only.  The number of office staff, the quantity of brochures, the cost of identification and research of target markets and the other projected milestones are approximations only and subject to adjustment based on current costs and the needs of the company.

Mr. Weiss will be responsible for implementation of the milestones.  We believe that it will only take a few hours a week to initially implement the business plan.  Mr. Weiss will continue to act as a consultant to several clothing manufacturers in Canada and the United States but is prepared to devote additional time as needed to this endeavor if required.  Once we are fully funded, Mr. Weiss intends to devote his full time to our business and discontinue acting as a consultant to several clothing manufacturers in Canada and the United States.

To date, we have made no arrangements with the various facilities for access to the premises or individuals we intend to server as clients.  We have not, to date, had any discussions with any nursing homes or assisted living facilities for our representatives to monitor their activities. Authorization to visit will be granted in writing by the Client, whether it be the elderly patient or their guardians holding Power of Attorney.  The facility will receive a copy of the form.

1.     -Completion of at least 50% of this offering and establishment of an office in south Florida including   acquisition of furnishings, computers, telephones and other office necessities.

-Hiring of office staff and local advertising for representatives.

-Establishing background screening (including credit checks) for all potential representatives.

-Preparation of a color brochure listing and selling our service.

            Estimated cost - $30,000

2.    -Printing of brochure.

-Beginning contact with churches, synagogues civic organizations and organizations for the elderly in our market area.

-Contact with media outlets to attempt to obtain news coverage and feature interviews.

Estimated cost - $15,000

3.     -Identification and research on individual target markets (greater Chicago, Boston, New York, Philadelphia, Pittsburgh etc.)

-List religious, civic and other organizations for contact.

-Identify media outlets and send out introductory correspondence outlining a planned visit and requesting appointments.

-Travel to first target market and set up appointments, interviews and media stories

        Estimated cost - $6,000

4.     -Repeat process in at least 20 other markets whose retirees tend to choose Florida.

Estimated cost – $100,000

If the net proceeds received from this offering are not enough to accomplish the above we will be forced to seek alternate sources of capital through an additional offering, bank borrowing or capital contributions from existing shareholders.  No commitments to provide additional funds have been made by management or current shareholders.  You can have no assurance that additional funds will be made available to Elderwatch on terms that will be acceptable, or at all.  We expect to generate revenues shortly after commencement of business but there can be no assurance of this.  There also can be no assurance that sufficient revenue will be generated to produce a profit, initially or at anytime in the future.

As funds become available, enabling us to begin operations, one staff member will be hired to answer telephones and mail brochures.  This staff person could well be retired but interested in an activity that would him or her busy and at the same time augment their retirement funds.  We anticipate that this will be a part time position expanding to full time.  We will print 1,000 to 5,000 brochures at first, depending on the printer’s price break.  Allan Weiss will make himself available on a full time basis as the demands of the business dictate.  When he is consistently busy on a full time basis, he will hire and train one or more representatives.

To date, marketing and advertising has not been commenced.  Once commenced, our advertising and marketing focus will be directed to the areas where the families of the persons to be visited reside.  We believe our typical visitee will have no family locally but will have family relations residing in the north.  Print and electronic advertising may prove to be prohibitively expensive.  While this method of exposing our services to the public is not completely out of the question, we have concluded that our plans to seek free exposure (feature stories, interviews, etc.) may be more cost efficient.  We also must consider the possibility of word-of-mouth advertising.  We believe that satisfied clients will breed more clients.

Our contacts with nursing homes and assisted living facilities will be minimal.  The retirees’ families will sign specific authorization slips that will enable our representative to visit the patient at any time during visiting hours.  We intentionally will not be held to any schedule put forth by the facility but will be free to make random visits that we feel will maximize our effectiveness.  Our representatives will be courteous and cooperative at all times while always keeping our service to the client paramount.  To sum up, we work for the families that hire us, not the institution.

Regulation

While our service falls outside their mandate we intend to confer directly with all state and local government agencies that are concerned with the ongoing care of the elderly, particularly in our target states, California, Arizona and Florida. We intend to cooperate fully with social agencies of those states where we operate, including but not limited to, reporting any abuses or possible abuses observed by our representatives to the appropriate state authority.

Competition

State and local agencies charged with supervision of facilities for the elderly.  South Florida religious and fraternal organizations also provide visitation.  We intend to provide a service that will enhance everything that these concerns are doing.  Our service will provide several more pairs of eyes and ears and our representatives will be required to report any abuses or possible abuses observed by our representatives to the appropriate state authority.  To managements knowledge, no other corporation provides the services we intend to provide.

Management's discussion and analysis or plan of operation

Upon the completion of all or part of the sale of shares contained in this offering Elderwatch, Inc. intends to proceed as quickly as possible to hire at least one office staff and to acquire office space and necessary equipment.

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows:

Legal and consulting fees $15,000
Accounting 2,500
Registration fees and blue sky fees 1,300
Edgar filing and Printing 4,000

TOTAL $22,800

The expenses incurred or (expected) relating to this Registration Statement have been raised and are reserved against this expense.  Specifically, $5,000 in legal expenses and consulting fees, $2,500 in accounting fees, $56.00 in registration fees, and $4,000 in Edgar filing and Printing (totaling $11,556) have been paid.  The remaining sums owed ($10,000 in legal expenses, $1,244 in registration fees and blue sky fees) have been personally guaranteed payment by our sole director and President, Allan Weiss.

As of  March 16, 2005, the Company has a cash balance of $1,190.

Estimated expenses for the next twelve months are as follows:

Administration $ 24,000
Employee benefits* $ 16,000
Office rent $ 24,000
Office supplies (including furniture) $ 20,000
Development stage costs (including recruiting costs) $ 1,500
Website construction $ 10,000
Contingency (miscellaneous costs) (10%) $ 9,500

Total first year expenses $ 105,000
*health care and other insurance expenses

We will not have sufficient funds to fully commence operations unless substantially all of the 800,000 common shares being offered by us are purchased.

Currently, the company is not offering any services.  In order for the company to commence its business plan, it must initially raise capital though this offering.  The timing of the completion of the milestones needed to commence operations and generate revenue is contingent on the success of this offering (see “Milestones”) and the acceptance of our services.

Expenses for the twelve months ended December 31, 2004 amounted to $29,089. We have not commenced operations and will not commence its business plan until it raised the initial capital through this offering.

In the event, the maximum proposed offering proceeds are not received, operations would be scaled down.   For example, administration costs of $24,000 would be eliminated and any administrative costs expended by an officer and director would be waived.  The same officer and director would supply office space during the start-up process, eliminating the anticipated expense of $24,000 for office rent.  Growth would be much slower and Elderwatch, Inc. would not be able to rent office space and hire administrative help until sales volumes and gross profits were large enough.  Mr. Weiss would be required, and is prepared, to increase the amount of time he will devote to the business in order to generate such initial revenue.  There can be no assurances that such additional time will be sufficient or effective to recruit representatives or market our services, both vital to our generating revenue.  If less than half of our anticipated net proceeds are received from this offering, management would be forced to decide whether or not to proceed with the business and either delay starting or cancel the project completely.

Other than the shares offered by this prospectus no other source of capital has been has been identified or sought after.  As a result we do not have alternate source of funds should we fail to substantially complete this offering.  If we do find an alternative source of capital the terms and conditions of acquiring this capital may result in dilution and the resultant lessening of value of the shares of present stockholders.

If we are not successful in raising sufficient capital through this offering we will be faced with several options:

1.

cease operations and go out of business;

2.

continue to seek alternative and acceptable sources of capital;

3.

bring in additional capital that may result in a change of control; or

4.

identify a candidate for acquisition that  seeks access to the public marketplace and its financing sources.

Currently, we do not have sufficient capital to maintain operations in the next twelve months.  If we raise the maximum in this offering, management believes that we will not need to raise additional funds.  If we realize the maximum proceeds from this offering we believe that no further funding will be necessary.  All our clients will pay by cash, check or credit card.  We anticipate having little or no accounts receivable.  We expect to be able to generate cash very soon after beginning business.  If we are able to realize the maximum proceeds from this offering we would apply all net proceeds (office setup, office personnel, etc.) to supplementing our cash flow shortfall each month.  We cannot predict exactly when net sales will equal and/or exceed our budgeted overhead and expense.   Using only the $50,000 working capital figure contained in our registration statement, we anticipate being able supplement sales income by $1,000 per week for one year before exhausting this portion of our capital budget.  Long before this we expect to have revenues that will exceed our expenses. Allan Weiss is prepared to forego any remuneration until our business warrants it, thereby keeping expenses at a minimum. With this in mind, we feel confident that we will be able to successfully launch the business within the confines the amount subscribed for through this offering.

If we raise less than the maximum in this offering, we will use the funds raised as disclosed in “Use of Proceeds” as discussed in this Registration Statement.  We may need to raise additional capital to fulfill all the targets listed in the “Use of Proceeds”.

Should be able to raise only $100,000 (50% of the total offering) our advertising and public relations budget would be significantly smaller, while our startup costs would remain the same.  This would result in serious belt tightening and a hiring freeze until our sales justified expansion.  We estimate that we could say afloat for one year if we paid no rent, no salary to Mr. Weiss and hired only part time minimum wage office help.  We feel confident, however, that we will be able to generate enough sales so that cash flows are positive before the end of that year.

If only the minimum amount is subscriber for in this offering, we believe that we would have six months to build the business to a point where it is self-sustaining.  Should we fail to generate sufficient sales to carry even a drastically reduced overhead during this six month period, we would be forced to suspend operations and seek further financing.  We have taken no steps to acquire such financing, cannot state that we will be able to acquire such financing if needed and you should not rely on any possibility that we can do so.

To date, we have never had any discussions with any possible acquisition candidate nor have we any intention of doing so.

If selling stockholders sell all or substantial amounts of their common stock in the public market (see "Selling Stockholders"), the market price of our common stock could fall.   Although we need operating capital, as an inducement for the selling shareholders to invest in us, we agreed to register their stock.  Without such selling shareholders investment, we could not prepare our business plan or fund the registration of additional shares.  There are no restrictions on our selling shareholders, and, therefore, any large sale of our common stock the value of the remaining shares of common stock held by other investors could be substantially reduced, resulting in a loss on their investment.

We are not affiliated with Elderwatch of Jacksonville or Elderwatch of Raleigh, NC.  We currently are registered in the State of Florida (File number P98000098004).  Once we have sufficient revenues, management intends to protect our rights in our name.  We will rely on a combination of trademark and copyright law and trade secret protection.  We cannot guarantee that our actions to protect our name will be adequate, that third parties will not infringe or misappropriate our name, or that we will be able to detect unauthorized use and take appropriate steps to enforce our rights.

We have become aware of several businesses using the name, Elderwatch or Elder Watch.  One is a telephone service that checks on the retiree daily.  Elderwatch of Raleigh, North Carolina is a subsidiary of a local law firm.  It offers medical record review, spot checking a facility, attending care-planning meetings, counseling, insurance and estate planning.  Their practice seems to be limited to Raleigh and environs.  The fees charged by the law firm will vary according to the extent of service.

Until recently there was an information service entitled “Elderwatch” which was produced by a broadcasting service in Jacksonville, Florida.  The website supplying the information is down and this service seems to have been suspended.  In any case, their service was completely different to ours.  From what we were able to gather when the website was up and running, this service offered an investment review and analysis in order to check for fraudulent investments offered to senior citizens.

A highly commendable service called AARP Elder Watch is operating in Colorado.  Volunteers do much of the work involved and their service seems to be limited to nursing homes only and fraud perpetuated on seniors.

None of the above services compete in our market area.  We plan on communicating with these services with the view to improving our own service and properly executing our “observe and report” mandate.

Description of property

Elderwatch, Inc. maintains a mailing address at the office of one of its shareholders, but otherwise does not maintain an office.  We pay no rent and own no real estate.

Certain relationships and related transactions

As of December 31, 2004, Elderwatch, Inc. issued a total of 1,355,000 shares of common stock to two individuals in consideration of their time and efforts in forming the corporation and contributing $7,100 in cash to conduct research and develop marketing data.  The shares were issued on November 22, 1998 at a price of $0.006 per share.

There are no contracts or affiliations with any third parties at this time.

Market for common equity and related stockholder matters

Elderwatch, Inc. is a development stage company that is still in the beginning stages of implementing its business plan. There are currently thirty-one shareholders of record.  No market currently exists for the common stock.  Upon completion of all or part of the offering of common shares contained in this registration statement, it is the intention of Elderwatch, Inc. to apply for a trading symbol and a listing to have its shares quoted on the Over-the-Counter Bulletin Board.  There can be no assurance that any part of this offering will be subscribed to and if all or part of the offering is subscribed to, that the request of Elderwatch, Inc. to have the price of its stock quoted on the Over-the-Counter Bulletin Board will be granted.  You should take all of the above facts into consideration before making a decision to purchase any amount of Elderwatch, Inc. stock.

Executive compensation

No officer or director of Elderwatch, Inc. has received any remuneration.  Although there is no current plan in existence, it is possible that Elderwatch, Inc. will adopt a plan to pay or accrue compensation to its officers and directors for services related to the implementation of the business plan.  See “Certain Relationships and Related Transactions”.  Elderwatch, Inc. has no stock option, retirement, pension or profit-sharing programs for the benefit of directors, officers or other employees, but the Board of Directors may recommend adoption of one or more such programs in the future.

Financial Statements

Financial Statements for the year ended December 31, 2004 follow:

ELDERWATCH, INC.

(A Development Stage Enterprise)

FINANCIAL STATEMENTS

Table of Contents

Report of Independent Certified Public Accountants	27 (F-2)

Balance Sheet as of December 31, 2004	28 (F-3)

Statements of Operations for the year ended December 31, 2004 and 2003 and for the period from November 18, 1998 (inception) through December 31, 2004	29 (F-4)

Statements of Changes in Shareholders' Equity for the periods from November 18,1998 (inception) through December 31, 2004	30 (F-5)

Statements of Cash Flows for year ended December 31, 2004 and 2003 and for the period from November 18, 1998 (inception) through December 31, 2004	31 (F-6)

Notes to Financial Statements	32-39 (F-7 – 14)

Report of Independent Registered Public Accounting Firm

To the shareholders and board of directors

Elderwatch, Inc.:

We have audited the accompanying balance sheet of Elderwatch, Inc. (hereinafter referred to as “the Company”) (a Development Stage Enterprise) as of December 31, 2004, and the related statements of income, shareholders' equity and cash flows for years ended December 31, 2004 and 2003 and for the period November 18, 1998 (inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elderwatch, Inc. as of December 31, 2004, and the results of their operations and their cash flows for the periods ended December 31, 2004 and 2003 and for the period November 18, 1998 (inception) through December 31, 2004 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern.  As more fully described in Note A, the Company needs to seek new sources or methods of financing or revenue to pursue its business strategy, raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans as to these matters are also described in Note A.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

JEWETT, SCHWARTZ & ASSOCIATES

HOLLYWOOD, Florida,

February 4, 2005

ELDERWATCH, INC.

(A Development Stage Enterprise)

BALANCE SHEETS
	December 31,	December 31,
	2004	2003

ASSETS

Current Assets:
Cash	$ 1,804	$ 1,568

Total Assets	$ 1,804	$ 1,568

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Current Liabilities:
Loan Payable	5,000	-
Accrued expenses	24,325	-

TOTAL LIABILITIES	29,325	-

SHAREHOLDERS' EQUITY

Preferred stock, $0.001 par value; 10,000,000 shares authorized;
none issued and outstanding	-	-

Common stock, $0.001 par value; 100,000,000 shares authorized;
1,712,000 shares issued and outstanding	1,712	1,712

Additional paid-in capital	24,288	24,288

Deficit accumulated during the development stage	(53,521)	(24,432)

TOTAL SHAREHOLDERS' EQUITY	(27,521)	1,568

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$ 1,804	$ 1,568

The accompanying notes are an integral part of these financial statements
F-3

ELDERWATCH, INC.

( A Development Stage Enterprise)

STATEMENTS OF OPERATIONS

			November 18, 1998
			(Inception)
			through
	December 31,	December 31,	December 31,
	2004	2003	2004

REVENUES	$ -	$ -	$ -

Operating Expenses:
Consulting	380	5,000	5,380
Legal and accounting	26,679	8,273	34,951
Taxes and licenses	-	240	240
Office expenses	2,030	2,596	4,627
Travel and market research	-	8,323	8,323

Total Operating Expenses	29,089	24,432	53,521

NET LOSS	$ (29,089)	$ (24,432)	$ (53,521)

NET LOSS PER COMMON SHARE - basic and diluted	$ (0.015)	$ (0.01491)	$ (0.016)

Weighted average number of
common shares outstanding - basic and diluted	1,712,000	1,638,937	1,555,869

The accompanying notes are an integral part of these financial statements

ELDERWATCH, INC.
STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

						Deficit
	Preferred Stock		Common Stock			Accumulated
	10,000,000 shares authorized		100,000,000 shares authorized		Additional	During the
	Shares	Par Value	Shares	Par Value	Paid-In	Development
	Issued	$.001 per share	Issued	$.001 per share	Capital	Stage	Total

BALANCE - November 20,1998	-	$ -	-	$ -	$ -	$ -	$ -

Common stock issued			1,355,000	1,355	6,745		8,100

Net loss for the period November 20, 1998
Through December 31, 1998						-	-

BALANCE - DECEMBER 31, 1998	-	$ -	1,355,000	$ 1,355	$ 6,745	$ -	$ 8,100

Common stock issued			200,000	200	3,800	-	4,000

Net loss	-	-	-	-	-	-	-

BALANCE - DECEMBER 31, 1999	-	$ -	1,555,000	$ 1,555	$ 10,545	$ -	$ 12,100

Net loss						-	-

BALANCE - DECEMBER 31, 2000	-	$ -	1,555,000	$ 1,555	$ 10,545	$ -	$ 12,100

Net loss			-	-	-	-	-

BALANCE - DECEMBER 31, 2001	-	$ -	1,555,000	$ 1,555	$ 10,545	$ -	$ 12,100

Net loss			-	-	-	-	-

BALANCE - DECEMBER 31, 2002	-	$ -	1,555,000	$ 1,555	$ 10,545	$ -	$ 12,100

Issuance of common stock	-	-	157,000	157	13,743	-	13,900

Net Loss	-	-	-			(24,432)	(24,432)

BALANCE - DECEMBER 31, 2003	-	$ -	1,712,000	$ 1,712	$ 24,288	$ (24,432)	$ 1,568

Net Loss	-	-	-	-	-	(29,089)	(29,089)

BALANCE - DECEMBER 31, 2004	$ -	$ -	1,712,000	$ 1,712	$ 24,288	$ (53,521)	$ (27,521)

ELDERWATCH, INC.

(A Development Stage Enterprise)

STATEMENTS OF CASH FLOWS

	For the twelve months ended
	(unaudited)		November 18,
			1998
			(Inception)
			through
	December 31,	December 31,	December 31,
	2004	2003	2004

Cash Flows From Operating Activities
Net loss	$ (29,089)	$ (24,432)	(53,521)
Adjustments to reconcile net loss to net
cash used by operating activities	-	-	-
Accounts payable and accrued expenses	24,325	-	24,325
Note Due	-	-	-

Net Cash Used by Operating Activities	(4,764)	(24,432)	(29,196)
Cash Flows From Investing Activities	-	-	-

Cash Flows From Financing Activities
Issuance of common stock	-	13,900	26,000
Proceeds from loan	7,000	-	7,000
Repayment of loan	(2,000)	-	(2,000)

Net Cash Provided by Financing Activities	5,000	13,900	31,000

NET INCREASE (DECREASE) IN CASH	236	(10,532)	1,804
CASH AT BEGINNING OF PERIOD	1,568	12,100	-
CASH AT END OF PERIOD	$ 1,804	$ 1,568	$ 1,804

The accompanying notes are an integral part of these financial statements
F-6

ELDERWATCH, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004

NOTE A. DESCRIPTION OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization – Elderwatch, Inc. was formed in Florida on November 18, 1998 for the purpose of providing oversight services to families with elderly relatives requiring assisted living arrangements primarily in the Florida, California and Arizona markets.

Development Stage Enterprise:  The Company is currently devoting substantially all of its efforts to establishing a new business and its planned principle operations have not commenced as of December 31, 2003.  In their efforts to establish a new business, management is commencing with design of its business and marketing plans that include the following:  preparation of a financial plan, cash forecast and operating budget; identifying markets to raise additional equity capital and debt financing; embarking on research and development activities; performing employment searches, recruiting and hiring technicians and management and industry specialists; acquiring operational and technological assets; and, developing market and distribution strategies.  General and administrative expenses include professional fees, internet service charges, and other related operating expenses.  Marketing and promotional expenses include costs incurred in connection with raising capital and promoting the Company.

Basis of Presentation and Going Concern:  In accordance with SFAS No.7, the Company’s policy regarding the preparation of these financial statements includes the presenting, in addition to its statements of operations, changes in shareholders’ (deficiency) equity and cash flows, the cumulative amounts of revenues and expenses, stockholder equity transactions and cash flows since Inception through December 31, 2004.

The Company’s independent accountants are including a “going concern” paragraph in their accountants’ report accompanying these financial statements that cautions the users of the Company’s financial statements that these statements do not include any adjustments that might result from the outcome of this uncertainty because the Company is a development stage enterprise that has not commenced its planned principal operations.  Furthermore, the “going concern” paragraph states that the Company’s ability to continue is also dependent on its ability to, among other things, obtain additional debt and equity financing, identify customers, secure vendors and suppliers, and establish an infrastructure for its operations.

Even though the Company has not commenced planned principal operations or generated revenues from prospective customers nor has it secured the funding necessary to meet its current working capital needs, management believes that, despite the extent of the financial requirements and funding uncertainties going forward, it has a business plan under development that, if successfully funded and executed as an integral part of a financial structuring, the Company can overcome the concerns of the independent accountants within the next twelve months.

Management continues to actively seek various sources and methods of short and long-term financing and support; however, there can be no assurances that some or all of the necessary financing can be obtained.  Management continues to explore alternatives that include seeking strategic investors, lenders and/or technology partners and pursuing other transactions that, if consummated, might ultimately result in the dilution of the interest of the current shareholders.

Because of the nature and extent of the uncertainties, many of which are outside the control of the Company, there can be no assurances that the Company will be able to ultimately consummate planned principal operations or secure the necessary financing.

Cash and Cash Equivalents -- The Company considers all highly liquid debt securities purchased with original or remaining maturities of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value.

Revenue Recognition -- Service revenue is recognized at the time such services have been rendered to customers. Contract services revenue is recognized as services are performed.  The Company has adopted and follows the guidance provided in the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements.

Start-up Costs: -- Cost incurred in connection with commencing operations, including general and administrative expenses, are charged to operations in the period incurred.

Impairment of Long Lived Assets and Long Lived Assets to be Disposed Of -- In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” which supersedes both SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions of Accounting Practice Bulletin (“APB”) Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business (as previously defined in that opinion).

This statement establishes the accounting model for long-lived assets to be disposed of by sale and applies to all long-lived assets, including discontinued operations. This statement requires those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. The Company adopted SFAS No. 144 in the fiscal year ending December 31, 2002.

SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS No. 121.  The Company adopted SFAS No. 144 in its evaluation of the fair value of certain assets .

Intangible Assets -- The Company accounts for intangible assets in accordance with SFAS 142. Generally, intangible assets with indefinite lives, and goodwill, are no longer amortized; they are carried at lower of cost or market and subject to annual impairment evaluation, or interim impairment evaluation if an interim triggering event occurs, using a new fair market value method.  Intangible assets with finite lives are amortized over those lives, with no stipulated maximum, and an impairment test is performed only when a triggering event occurs.  Such assets are amortized on a straight-line basis over the estimated useful life of the asset. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the fair value is less than the carrying amount of the asset, an impairment loss is then recognized.

Stock Issued For Services -- The value of stock issued for services is based on management's estimate of the fair value of the Company's stock at the date of issue or the fair value of the services received, whichever is more reliably measurable.

Preferred Stock -- The Company has authorized 10,000,000 shares $.001 par value of preferred stock, with such designations, rights, preferences, privileges and restrictions to be determined by the Company's Board of Directors. As of December 31, 2004, no shares of preferred stock were issued and outstanding.

Research and Development Costs -- Generally accepted accounting principles state that costs that provide no discernible future benefits, or allocating costs on the basis of association with revenues or among several accounting periods that serve no useful purpose, should be charged to expense in the period occurred.  SFAS No. 2 “Accounting for Research and Development Costs” requires that certain costs be charged to current operations including, but not limited to:  salaries and benefits; contract labor; consulting and professional fees; depreciation; repairs and maintenance on operational assets used in the production of prototypes; testing and modifying product and service capabilities and design; and, other similar costs.

Income Taxes -- The Company uses the asset and liability method of accounting for income taxes as required by SFAS No. 109 “Accounting for Income Taxes”. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of certain assets and liabilities. Since its inception, the Company has incurred net operating losses. Accordingly, no provision has been made for income taxes.

Loss Per Share -- The Company computed basic and diluted loss per share amounts for December 31, 2004 and 2003 and for the period from November 18, 1998 (inception) through December 31, 2004 pursuant to the SFAS No. 128, “Earnings per Share.”  The assumed effects of the exercise of outstanding stock options, warrants, and conversion of notes were anti-dilutive and, accordingly, dilutive per share amounts have not been presented in the accompanying statements of operations.

Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of these financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

            Recent Authoritative Pronouncements

The FASB has recently issued several new accounting pronouncements which may apply to the Company.

SFAS No. 141 “Business Combinations” establishes revised standards for accounting for business combinations.  Specifically, the statement eliminates the pooling method, provides new guidance for recognizing intangible assets arising in a business combination, and calls for disclosure of considerably more information about a business combination.  This statement is effective for business combinations initiated on or after July 1, 2001.  The adoption of this pronouncement on July 1, 2001 did not have a material effect on the Company’s financial position, results of operations or liquidity.

SFAS No. 142 “Goodwill and Other Intangible Assets” provides new guidance concerning the accounting for the acquisition of intangibles, except those acquired in a business combination, which is subject to SFAS No. 141, and the manner in which intangibles and goodwill should be accounted for subsequent to their initial recognition.  Generally, intangible assets with indefinite lives, and goodwill, are no longer amortized; they are carried at lower of cost or market and subject to annual impairment evaluation, or interim impairment evaluation if an interim triggering event occurs, using a new fair market value method.  Intangible assets with finite lives are amortized over those lives, with no stipulated maximum, and an impairment test is performed only when a triggering event occurs.  This statement is effective for all fiscal years beginning after December 15, 2001.  The adoption of SFAS No. 142 on January 1, 2002 did not have a material effect on the Company’s financial position, results of operations or liquidity.

In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.”  The standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred.  When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset.  Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.  Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.  The standard is effective for fiscal years beginning after June 15, 2002.  The adoption of SFAS No. 143 is not expected to have a material impact on the Company’s financial position, results of operations or liquidity.

SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” supercedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”.  Though it retains the basic requirements of SFAS 121 regarding when and how to measure an impairment loss, SFAS No. 144 provides additional implementation guidance.  SFAS 144 excludes goodwill and intangibles not being amortized among other exclusions.  SFAS No. 144 also supercedes the provisions of APB Opinion No. 30, “Reporting the Results of Operations,” pertaining to discontinued operations.  Separate reporting of a discontinued operation is still required, but SFAS No. 144 expands the presentation to include a component of an entity, rather than strictly a business segment as defined in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”  SFAS No. 144 also eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary.  This statement is effective for all fiscal years beginning after December 15, 2001.  The adoption of SFAS No. 144 did not have a material effect on the Company’s financial position, results of operations or liquidity.

SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” updates, clarifies, and simplifies existing accounting pronouncements.  SFAS No. 145 rescinds SFAS 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect.  As a result, the criteria in APB Opinion 30 will now be used to classify those gains and losses.  SFAS No. 64 amended SFAS No. 4, and is no longer necessary because SFAS No. 4 has been rescinded.  SFAS No. 44 was issued to establish accounting requirements for the effects of transition to the provisions of the motor Carrier Act of 1980.

SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions is accounted for in the same manner as sale-leaseback transactions.  This amendment is consistent with FASB’s goal requiring similar accounting treatment for transaction that have similar economic effects.  This statement is effective for fiscal years beginning after May 15, 2002.  The adoption of SFAS No. 145 is not expected to have a material impact on the Company’s financial position, results of operations or liquidity.

Statement No. 146, “Accounting for Exit or Disposal Activities” addresses the recognition, measurement, and reporting of cost that are associated with exit and disposal activities that are currently accounted for pursuant to the guidelines set forth in Emerging Issues Task Force (“EITF”) No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to exit an Activity (including Certain Cost Incurred in a Restructuring),” cost related to terminating a contract that is not a capital lease and one-time benefit arrangements received by employees who are involuntarily terminated – nullifying the guidance under EITF No. 94-3.  Under SFAS No. 146, the cost associated with an exit or disposal activity is recognized in the periods in which it is incurred rather than at the date the Company committed to the exit plan.  This statement is effective for exit or disposal activities initiated after December 31, 2002 with earlier application encouraged.  The adoption of SFAS No. 146 is not expected to have a material impact on the Company’s financial position, results of operations or liquidity.

SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”, amends SFAS No. 123, “Accounting for Stock-Based Compensation.”  In response to a growing number of companies announcing plans to record expenses for the fair value of stock options, SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation.  The Statement also improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements.  In the past, companies were required to make pro forma disclosures only in annual financial statements.  The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances.  The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002.

The Company adopted the disclosure provisions of SFAS No. 148 for the year ended December 31, 2002, but will continue to use the method under APB Opinion No. 25 in accounting for stock options.  The adoption of the disclosure provisions of SFAS No. 148 did not have a material impact on the Company’s financial position, results of operations or liquidity.

In May 2003, the FASB issued Statement No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Statement requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. The Company is currently classifying financial instruments within the scope of this Statement in accordance with this Statement.   This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Management does not believe that this Statement will have a material impact on the Company's financial statements.

NOTE B - INCOME TAXES

The Company provides for income taxes in accordance with SFAS No. 109 using an asset and liability based approach. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes.

Since its formation the Company has incurred net operating losses. As of December 31, 2004, the Company had a net operating loss carryforward available to offset future taxable income for federal and state income tax purposes.

SFAS No. 109 requires the Company to recognize income tax benefits for loss carryforwards that have not previously been recorded. The tax benefits recognized must be reduced by a valuation allowance if it is more likely than not that loss carryforwards will expire before the Company is able to realize their benefit, or that future deductibility is uncertain. For financial statement purposes, the deferred tax asset for loss carryforwards has been fully offset by a valuation allowance since it is uncertain whether any future benefit will be realized.

At December 31, 2004, the Company has available net operating loss carry forwards of approximately $54,000 that expire in various years through 2024.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  The significant component of the Company’s deferred income tax asset would result from the net operating losses amounted to approximately $9,600.

A valuation allowance is required to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  After consideration of all the evidence, both positive and negative, management has determined that a full $9,600 valuation allowance at December 31, 2003 was necessary.  The increase in the valuation allowance for the year ended December 31, 2003 was approximately $9,600.

NOTE C - SHAREHOLDERS’ EQUITY

On November 20, 1998, the Company issued 1,000,000 shares of common stock to its founders at par value.

On December 10, 1998, the Company issued 355,000 shares of common stock to its sole officer and director for $7,100.

On March 8, 1999, the Company issued 200,000 shares of common stock to its sole officer and director for $4,000.

Under a private placement offering through June 30, 2003, the Company sold 157,000 shares of its common stock for approximately $.095 per share, aggregating proceeds of $13,900.

Changes in and disagreements with accountants on accounting and financial disclosures

There have been no changes in and/or disagreements with Jewett Schwartz & Associates on accounting and financial disclosure matters.

Available Information

Currently, we are not required to deliver our annual report to security holders.  However, we will voluntarily send an annual report, including audited financial statements, to any shareholder that requests it. We are filing this registration statement on form SB-2 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits.  Statements made in this registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company and are not necessarily complete. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.

You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date shown on the cover page.

Prospectus

ELDERWATCH, INC.

957,000 Shares of Common Stock

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any circumstances, create any implication that there has been no changes in the affairs of the company since the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

This Prospectus covers the proposed offer and sale of up to 800,000 shares of common stock of Elderwatch, Inc. by the Company (consisting of a minimum of two hundred thousand shares ($50,000) and a maximum of eight hundred thousand shares ($200,000) at $0.25 per Share) and 157,000 shares of common stock of Elderwatch, Inc. by selling shareholders.  There is a minimum subscription of $50,000. The offering by Elderwatch, Inc. will be open for a period of ninety days  from the date of the prospectus.  The common stock will be sold through the officers and directors of the Company on a best efforts basis.

Dealer Prospectus Delivery Obligation

Until 90 days from the date of this offering April 18, 2005, dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

April 18, 2005